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                                            Exhibit 23.1


                   Consent of Independent Auditors


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) of Storage Trust Realty for the registration of its common shares and common share warrants in an aggregate amount of $150,000,000 and to the incorporation by reference therein of
(1) our report dated January 24, 1996, except for Note 9, as to which the date is March 5, 1996, with respect to the consolidated and combined financial statements of Storage Trust Realty incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1995 and the related financial statement schedule included therein filed with the Securities and Exchange Commission, (2) our report dated May 31,
1996, with respect to the Historical Summaries of Combined Gross Revenue and Direct Operating Expenses included in the Current Report on Form 8-K of Storage Trust Realty dated May 24, 1996 and (3) our report dated
August 29, 1996, with respect to the Historical Summaries of Combined
Gross Revenue and Direct Operating Expenses included in the Current
Report on Form 8-K of Storage Trust Realty dated September 16, 1996.


                                          /s/ Ernst & Young LLP

Chicago, Illinois
November 15, 1996